Exhibit 99.1

            Zumiez Inc. Reports January 2007 Sales Results

                 Net Sales Increased to $23.4 Million

     January 2007 Comparable Store Sales Increased 13.0%, for the
                      five-week comparable period

    EVERETT, Wash.--(BUSINESS WIRE)--Feb. 7, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended February 3, 2007 increased 81.4% to $23.4 million, compared to $12.9 million for the four-week period ended January 28, 2006.

    On a five-week basis, for the period ended February 3, 2007, total net sales were $23.4 million, an increase of 43.3% over total net sales of $16.3 million for the five-week period ended February 4, 2006. The company's comparable store sales increased 13.0%, for the five-week comparable period, versus a comparable store sales increase of 24.3% for the previous year's five-week period.

    To hear the Zumiez prerecorded January sales message, please dial
(877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

    About Zumiez Inc.

    Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 235 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

    CONTACT: Zumiez Inc.
             Brenda Morris
             Chief Financial Officer
             425-551-1564
             or
             Investor:
             Integrated Corporate Relations
             Chad Jacobs/David Griffith
             203-682-8200